EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES SECOND QUARTER 2013 RESULTS
AND UPDATES GUIDANCE

Oklahoma City, Oklahoma (August 6, 2013) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced second quarter 2013 consolidated results and updated financial guidance. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2013 were $6.7 million, with net income of $2.5 million. This compares to EBITDA and net income of $7.8 million and $3.6 million, respectively, during the prior year period. Distributable cash flow for the quarter ended June 30, 2013 was $6.0 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release). In addition, Compressco Partners is revising its estimated 2013 guidance to a range of $17.0 to $20.0 million in pretax profit.

Highlights of the second quarter 2013 results include:

•	Increased compression and other services revenues of $2.9 million compared to the second quarter 2012;

•	Average compressor unit utilization of 82.6%;

•	Larger than anticipated activity decline in Mexico, resulting in cost reduction actions;

•	Second quarter personnel reduction severance costs of $216,000.

Consolidated revenues for the quarter ended June 30, 2013 were $28.1 million versus $24.9 million in the second quarter of 2012. Income before tax for the quarter ended June 30, 2013 was $3.1 million versus $4.6 million in the second quarter of 2012. Results of operations for the second quarter of 2013 compared to the second quarter of 2012 reflect increased service revenues in both the United States and internationally partially offset by reduced revenues in Mexico. Compression and other services revenues have increased due, in part, to higher domestic utilization resulting from the growth of our unconventional production enhancement services. Cost of compression and other services increased due primarily to higher labor and equipment related costs. As a result of growth in Mexico throughout 2012 and into early 2013, equipment and personnel operating costs were increased to meet demand. The decrease in revenues in Mexico was due to budget re-evaluations by our primary customer in Mexico, which began in March 2013. Although we took actions to reduce Mexico operating personnel costs during the second quarter of 2013, profitability in Mexico still decreased compared to the prior year quarter. Sequentially, second quarter 2013 revenues declined 8.6% from the first quarter 2013. Following the cost reduction actions taken early in the second quarter, we noted a positive impact as the second quarter ended. However, given the larger than anticipated activity decline in Mexico, we believe that it is necessary to lower our full-year 2013 guidance.

Unaudited results of operations for the three and six month periods ended June 30, 2013 compared to the prior year's periods are available in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “Second quarter and six month year-to-date revenues increased from 2012 to 2013. Overall, we are benefitting from higher utilization in the U.S., where natural gas prices have trended up compared to the prior year period. We continue to focus on unconventional applications in attractive resource plays where we see opportunities to increase equipment utilization and improve pricing. Our capital expenditures have followed this focus on domestic growth. We are now several quarters into our quality improvement initiative for the GasJack® engine compressor and we are already seeing greater reliability and decreased overhaul expense. Although the current activity levels in Mexico are challenging, we believe this decline in demand is temporary, and we expect to see a slow increase in activity in Mexico. We look forward to exciting growth opportunities to further scale our compression production enhancement operations.”

Compressco Partners will host a conference call to discuss second quarter 2013 results today, August 6, 2013, at 10:30 am Eastern Time. The phone number for the call is 800/860-2442. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On July 19, 2013, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the second quarter of 2013 of $0.425 per outstanding unit, payable on August 15, 2013 to unitholders of record as of the close of business on August 1, 2013.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2013, anticipated activities by our customers, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Financial Data (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)
Revenues
Compression and other services	$26,783	$23,891	$56,462	$45,260
Sales of compressors and parts	1,341	1,058	2,429	2,220
Total revenues	28,124	24,949	58,891	47,480

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	15,827	12,045	32,596	23,236
Cost of compressors and parts sales	753	620	1,370	1,228
Total cost of revenues	16,580	12,665	33,966	24,464

Selling, general and administrative expense	4,572	4,079	9,178	8,668
Depreciation and amortization	3,533	3,256	7,006	6,345
Interest (income) expense, net	109	(10)	167	(22)
Other (income) expense, net	240	381	223	191
Income before tax provision	3,090	4,578	8,351	7,834
Provision for income taxes	—	976	1,334	1,465
Net income	$3,090	$3,602	$7,017	$6,369

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and six month periods ended June 30, 2013 and June 30, 2012:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)
Net income	$2,478	$3,602	$7,017	$6,369
Provision for income taxes	612	976	1,334	1,465
Depreciation and amortization	3,533	3,256	7,006	6,345
Interest (income) expense, net	109	(10)	167	(22)
EBITDA	$6,732	$7,824	$15,524	$14,157

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2013:

	Three Months Ended	Six Months Ended
	June 30, 2013	June 30, 2013
	(In Thousands)
Net income	$2,478	$7,017
Provision for income taxes	612	1,334
Depreciation and amortization	3,533	7,006
Interest (income) expense, net	109	167
EBITDA	6,732	15,524
Less:
Current income tax benefit (expense)	(584)	(1,478)
Maintenance capital expenditures	(431)	(596)
Interest income (expense), net	(109)	(167)
Plus:
Non-cash cost of compressors sold	—	42
Equity compensation	371	693
Distributable cash flow	$5,979	$14,018

Cash distribution attributable to period	$6,745	$13,484

Distribution coverage ratio	0.89x	1.04x

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com

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